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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION:
J. Paul Quinn
CFO of N2H2, Inc.
pquinn@n2h2.com
206-336-1520



                       N2H2 ADOPTS SHAREHOLDER RIGHTS PLAN

SEATTLE, WA. --MAY 29, 2002 --N2H2, Inc. (OTC Bulletin Board: NTWO), an Internet access management company specializing in fast and scalable filtering solutions, today announced that its Board of Directors has adopted a Shareholder Rights Plan and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of N2H2 common stock.

The rights are designed to ensure that all N2H2 shareholders receive fair and equal treatment in the event of a proposed takeover of N2H2, and to guard against unsolicited attempts to acquire control of N2H2 that do not offer an adequate price to all shareholders or are otherwise not in the best interests of N2H2 and its shareholders. N2H2 did not adopt the plan in response to any specific effort to acquire control of the company, and it is not aware of any such takeover plans at this time.

The nontaxable dividend distribution will be made on May 31, 2002, payable to shareholders of record on that date. The rights will expire on May 24, 2012.

ABOUT N2H2
N2H2 Inc. is an Internet access management company specializing in fast and scalable filtering solutions. N2H2 Internet filtering optimizes Web access -- enabling organizations of any size to limit potential legal liability, conserve bandwidth and increase user productivity.

Based in Seattle, WA, N2H2 has more than 16.5 million users -- including an international presence in over 20 countries. The company has developed the highest quality database of its kind through a unique combination of advanced artificial intelligence and expert human review. N2H2 develops flexible Internet management solutions for organizations through its alliances with leading technology partners including Microsoft, Cisco, and Check Point. Additional information about the company is available at http://www.n2h2.com or by calling 206-336-1501 or 800-971-2622.


This press release contains forward-looking statements, including statements about the expected effects of the rights plan and other statements that are not historical facts. Forward looking statements are based on the judgment and opinions of management at the time the statements are made. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking

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statements. Actual results could differ materially from those expressed or implied by the forward-looking statements for a number of reasons, including, without limitation, the risk that the rights plan is not effective in achieving the objectives for which it was designed. More detailed information regarding these and other factors that could affect actual results is set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2001 (Commission file No. 0-26825). You should not unduly rely on these forward-looking statements which apply only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events.

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